Exhibit 99.1
CONNETICS RECEIVES NOTICE FROM DEBT HOLDERS OF FAILURE TO COMPLY WITH CONVERTIBLE DEBT
OBLIGATION
PALO ALTO, Calif. (May 30, 2006) — Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced that the Company received notices from persons claiming to hold more than 25% of the aggregate outstanding principal amount of each of its 2.00% and 2.25% Convertible Senior Notes. The notices state that the Company’s failure to file on a timely basis a Quarterly Report on Form 10-Q for the period ended March 31, 2006 represented a breach of its obligations under the indentures governing the Notes. Under the indentures, the Company has 60 days to cure this breach by filing its Form 10-Q with the Securities and Exchange Commission and providing a copy to the trustees under the indentures. If the Company does not cure this breach within this period, an Event of Default will occur under the indentures, and the trustees or the holders of at least 25% in aggregate outstanding principal amount of each Note may accelerate the maturity of that Note, causing the outstanding principal amount to be due and payable at that time.
Connetics has outstanding a 2.25% Convertible Senior Notes due in 2008 with an outstanding principal amount of $90 million and a 2.00% Convertible Senior Notes due in 2015 with an outstanding principal amount of $200 million.
As announced on May 3, 2006, Connetics has delayed filing its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 until completion of a restatement of the financial statements for the year ended December 31, 2005, and potentially additional periods, which will affect the financial statements to be included in its Form 10-Q. As previously announced, Connetics has determined that its rebate reserves as of the end of 2005 were understated, and that the rebate rates and method used to calculate its rebate liability did not fully capture the impact of the relevant factors in its historical provision. Connetics intends to file its Form 10-Q for the fiscal quarter ended March 31, 2006 as soon as practicable following completion of the internal review, external audit process and restatement of financial statements. The Company is endeavoring to file the requisite SEC documents before the end of the 60 day period triggering an Event of Default.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis and Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Forward Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, there can be no assurances as to when Connetics will be able to complete its restatement and file restated financial statements with the Securities and Exchange Commission, as well as its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, or the potential effects of any delays in such filings. Statements included in this press release about Connetics’ convertible debt obligations and its restatement and Securities and Exchange Commission filings are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the year ended December 31, 2005. In addition, the restatement may require more time than anticipated to complete, and there can be no assurance that the restatement will be completed, and the Form 10-Q the quarter ended March 31, 2006 filed with the Securities and Exchange Commission, prior to an Event of Default occurring under the indentures governing the Notes. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Company Contact:
John Higgins	Bruce Voss or Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
ir@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-G)
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